* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

OPERATIONS & INFRASTRUCTURE

SERVICE LEVEL AGREEMENT

I.	Purpose

This Service Level Agreement (“SLA”) sets forth the terms agreed to between [*] and IXI with respect to the basic level of service that [*] and IXI will provide in order to support the delivery of [*] services to End Users contemplated in the Agreement. [*] and IXI have reached mutual agreement in the following areas:

a.	Service Availability, Monitoring & Maintenance
b.	Incident Management & Service Restoration
c.	Contact Information

II.	Service Availability, Monitoring & Maintenance

a.	System/Network/Application Availability:

[*] and IXI each mutually agree to make commercially reasonable efforts to ensure the systems, network and applications either leased or supplied by either Party or located within premises occupied and controlled by either Party, and which provide the operating infrastructure for content, applications and services, are optimized to meet shared goals for availability to the End Users.

For the systems and network providing [*] services to IXI, [*] will provide a [*]% up time, excluding only mutually agreed to scheduled maintenance time. IXI will provide a [*]% up time for all IXI services, excluding only mutually-agreed to scheduled maintenance time. Up time will be viewed as a monthly metric.

b.	Monitoring:

At the time of service launch each Party will have in place automated monitoring/alert systems which have the capability to detect error conditions in the primary systems, networks and applications infrastructure over which each Party maintains control. Such systems will be maintained by trained staff that has immediate access to the monitoring equipment 365 days a year, 7 days a week, 24 hours a day.

c.	Scheduled Maintenance & Upgrades:

i.
Each Party agrees that standard maintenance on the systems, network and applications may be conducted without any prior notice, provided that the maintenance does not have a direct impact on the content, applications and services (e.g., operating system level patches, network switch upgrades).

ii.
Each Party will use commercially reasonable efforts to provide the other Party with no less than [*] advanced notification of scheduled downtime and/or maintenance that directly impacts the services, applications and web site content.

iii.	Each Party will agree to provide advanced notification to the designated email addresses in Table A and will include the information outlined regarding the maintenance or activities being performed:

Table A.

For Advanced Notification of Scheduled Maintenance Activities:
[*] Email Address	[*]
IXI Email Address	support@ixi.com
Details of Notification to include
• Description of the maintenance
• Service/s that will be affected
• Date / schedule of maintenance activity
• Expected duration
• Impact to End Users
• Work order reference number (if applicable)

iv.
Each Party will ensure that any maintenance conducted will follow operational change control procedures, including but not limited to such safeguards as pre-testing and qualification of upgrades and new applications, availability of reversal and restoration procedures, and the maintenance of change logs for the purpose of future troubleshooting and system analysis.

v.
Each Party will agree to perform all regular maintenance during a regularly designated period of time selected to minimize End User impact. The current [*] maintenance window for planned interruptions to service and standard maintenance is between [*] and [*] Eastern Time. The current IXI maintenance window for planned interruptions to service and standard maintenance is between [*] and [*].

III.	Incident Management & Service Restoration

a.	Responsible Parties:

Both Parties will be responsible for coordinating all restoration activity for service interruptions requiring emergency maintenance and/or downtime including incident isolation, testing and repair work for the systems, network and applications either leased or supplied by a specific Party or located within a premised occupied and controlled by that Party. Third party vendor coordination will be the sole responsibility of the Party who initiated service with that vendor.

b.	Network Operations incident management:

The priority level for service interruptions will be assigned and communicated by the Party detecting the service interruption to the other Party according to the escalation table below in Table B. Progress, resolution and information will be communicated regularly as described. Service interruptions will be tracked using each Party’s ticketing system. Tickets will be closed when both Parties mutually agree that a resolution has been achieved.

Details of Incident Notification and status interval updates should include the following:

•	Priority Level

•	Tracking ticket number

•	Description of the service(s) that is (are) unavailable

•	Detailed description of impact on end users

•	Start time of incident

•	Current status of resolution

•	Estimated duration until resolution

Table B.
Expected Response and Status Update Intervals

Priority Level	Definition	Initial Notification Requirement	Status Update Intervals
Critical / Severity 1	• A major service-affecting condition has occurred causing all services and features to be unavailable to a [*]% or more of End Users.	Initial notification via telephone within [*]	Status update every [*] until resolution via phone call and email

Major / Severity 2
• Multiple features and services are unavailable to a [*] of End Users.

• A major failure for a service or feature that causes significant inconvenience to end users.

• A system or product malfunction due to deficiency or non-usability that produces results materially different from those described in the documentation for a major services feature.
		Initial notification within [*] via telephone	Status update [*] until resolution via email

Minor / Severity 3	• A failure that impacts a limited number of features and services or less than [*]% of End Users. • A failure of operational support or administrative tools.	Initial notification within [*] via email	Status update every [*] until resolution via email

c.	End User Notification:

In the event of a prolonged incident of a Severity Level 1 or 2 affecting any [*] service, both Parties will use commercially reasonable efforts at its own expense to post and maintain a “site down,” “feature down,” or similar online status notice in a manner reasonably intended to inform all end users of the status of the service(s) and, if possible, when the service(s) are likely to be fully restored.

IV.	Points of Contact

a.	Operations and Infrastructure Support

Each Party will supply a Network Operations Center (NOC) contact to provide operational and infrastructure support 365 days a year, 7 days a week, 24 hours a day. [*] and IXI NOC information is provided in Table C below.

All maintenance and coordination of upgrades and trouble reporting, tracking and resolution will be managed through this single point of contact.

Table C.
NOC Contact Information

[*] NOC
Hours of Operation	24 hours a day, 7 days a week and 365 days a year (7/24/365)
Contact Phone Number	Wireless Support Desk [*] [*] (All Critical Priority outage information must be communicated verbally first, with an e-mail confirmation to follow.)

Email Addresses: Incident and outage Notification:	Incident and outage Notification: [*] Maintenance Notifications: TBD Tier 3/ Customer Care Escalation User Issues: [*]

IXI NOC
Hours of Operation	24 hours a day, 7 days a week and 365 days a year (7/24/365)
Contact Phone Number	Primary: Backup:
Email Address

b.	Escalations of Network Issues

IXI and [*] will maintain an escalation process to aid in problem resolution should any outstanding incidents warrant, either because either Party has not responded to an incident within the parameters set forth in this agreement, or the length or severity of the outage warrant. IXI and [*] will exchange escalation procedures and contact lists. These lists will be routinely maintained, updated, and republished as changes warrant. As of the Effective Date, the escalation process will use the following contact information:

Table D.

Escalation Points of Contact

[*]
Within [*] of reporting the incident.	Shift Supervisor, Wireless Operations	[*]	[*]

[*] after 1st level if no satisfaction from 1st level	Manager, Wireless Operations	[*]	[*]

[*] after 2nd level if no satisfaction from 2nd level

IXI
Within [*]of reporting the incident.	Shift technical support	+972-9-7476633	support@ixi.com

[*] after 1st level if no satisfaction from 1st level	Manger technical support Mr. Boaz Avraham	+972-54-5656770	boaza@ixi.com

[*] after 2nd level if no satisfaction from 2nd level	Director of service operations Mr. Rafi Brosh	+972-54-4498995	rafib@ixi.com

c.	Escalation of End User Issues - Member Services

Both Parties will coordinate processes to support escalation of trouble tickets generated through the [*] and IXI NOCs originating from the customer care or member services escalation paths. For individual End User issues that have been escalated outside of Tier 1 or Tier 2 customer support levels, the following email addresses will be available for reporting and trouble shooting purposes. If significant numbers of tickets are being generated in a short period of time for what appears to be a network or system outage, the reporting Party should contact the general NOC to open ticket and begin the process of incident management as defined in section b above.

The email notification should include the following information:

•	Customer’s MIN or MDN

•	[*] or [*] ScreenName

•	Services affected (Embedded Application/ MIM clients, Operator)

•	Device manufacturer and model

•	Date / time End User first experienced issue

•	Detailed description of the issue

•	Error message, if any

Table C.
Escalation Support for End User Issues

[*] Member Services
Email Address	[*]

IXI Member Services
Email Address	Support@ixi.com